Exhibit 10.18

ADDENDUM No. 2

To the Charter Party Hull No S4011 tbn “MSC ATHOS” dated 28th January 2011

It has been mutually agreed between

Messrs KAYLEY SHIPPING CO., of Liberia, as Owners

and

Messrs MSC - MEDITERRANEAN SHIPPING COMPANY S.A., of Geneva, as Charterers

that:

1. Owners agree to perform Ultra Low Load operation of M/E below 40% MCR to save on bunker consumption i.e. operate the engine at a MCR load down to on or about 10 pct subject to engine manufacturer’s recommendation contained in MAN B&W Service Letter and any subsequent recommendation. In cases where safe navigation or adherence to the manufacturer’s recommendation of the vessel’s engines and auxiliaries for safe technical operation require a higher load owners may operate the vessel at a higher MCR load.

2. After a maximum of 3 continuous days of Ultra Slow Steaming the engine is to be operated at a load of 70% MCR for a minimum of 10 hours. The respective increase/decrease of the load must be executed in small steps and shall be allowed to take a minimum of 2.5 hours each.

Alternatively and subject to engine performance and readings, C/E to be at liberty to increase the engine load significantly on a, if appropriate, daily basis. In such occasions the following procedure will be followed (as described in MAN B&W Service Letter):

Manual load-up procedure Duration of load up
Load up, from 10% to 40% load 30 minutes
Load up, from 40% to 75% load 60 minutes

Additionally for voyages longer than 7 continuous days under Ultra Slow Steaming, provided weather and time permitting, vessel will stop for a time period of up to 4 hours so that crew carry internal visual inspection of the Main Engine scavenge space, the Exhaust Gas manifolds and Exhaust Gas Boiler.

3. It is acknowledged by charterers that Low Load and Ultra Low Load engine operation may necessitate more frequent cleaning of turbo chargers, the vessels exhaust system as well as the economizer and will result in more wear and tear of auxiliary blowers. Owners will make sure that the vessel will sail with an extra auxiliary blower incl. impeller, gasket and electronic motor and in case of any damage to the auxiliary blower or any of its parts, charterers shall reimburse owners for the documented cost of replacing or repairing, provided that the recommendations and procedures of the engine manufacturers have been followed at all times. Any additional/extra costs to be submitted to Charterers and substantiated by Owners.

4. Should as a consequence of the Low Load respectively Ultra Low Load operation, the vessel not be able to follow charterers speed orders/voyage instructions/ETA, owners to inform charterers as soon as possible about such situation as well as the expected consequences, necessities and duration of such inability. At the same time charterers undertake not to make any speed- , performance- or other claims for such period and to indemnify and keep Owners harmless against any claims of B/L holders arising as a result of Low Load or Ultra Low Load operations.

All other terms, conditions and exceptions of the Charter Party and Addendum No. 1 to remain in force, unaltered.

The Owners	The Charterers

/s/ K.V. Konstantakopoulos	/s/ MSC–Medditerranean Shipping Company Co S.A.
K.V. Konstantakopoulos	MSC–Medditerranean
Director	Shipping Company Co S.A.

27th March 2013